UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2008

AVP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)

005-79737 (Commission file number)	98-0142664 (I.R.S. employer identification number)

6100 Center Drive, Suite 900, Los Angeles, California (Address of principal executive offices)	90045 (Zip Code)

Registrant’s telephone number, including area code: (310) 426-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-(c))

Item 5.02        Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2008, Thomas Torii resigned from his position as Interim Chief Financial Officer of AVP, Inc. (the “Company”) effective as of such date to take a position with another company, and Jason Hodell was appointed as the Company’s Interim Chief Financial Officer, succeeding Mr. Torii. Mr. Hodell joined the Company’s Board of Directors in May 2008 and will remain a director. Mr. Hodell is the Founder and Managing Partner of Plainview Capital located in downtown Baltimore, Maryland. He has served as the Portfolio Manager of the firm’s investment funds from inception in 2003. Mr. Hodell was previously the Senior Director of Business Operations at Digex, a publicly-traded managed IT services and complex web-hosting firm that was acquired by MCI in 2003. Mr. Hodell also served in the Technology Investment Banking group of JPMorgan, Inc. where he focused primarily on technology mergers and acquisitions. Mr. Hodell received his B.S. in Economics (Mathematical) from the United States Military Academy at West Point where he was awarded the Commandant’s wreath for academic and military honors upon graduation. He served as an Infantry Officer in the U.S. Army and is Airborne Ranger qualified. He received his MBA in Finance from the Wharton School, University of Pennsylvania.

Mr. Hodell does not have any family relationships with any of the Company’s directors or executive officers, or any person nominated or chosen by the Company to become a director or executive officer.

Mr. Hodell is not a party to any transaction listed in Item 404(a) of Regulation S-B.

SIGNATURES

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVP, INC.

Date: August 21, 2008	By:	/s/ Jeffrey Benz
Jeffrey Benz Chief Administrative Officer